UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):               May 20, 2016

SEMPRA ENERGY
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-14201	33-0732627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

488 8th AVENUE, SAN DIEGO, CALIFORNIA	92101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(619) 696-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 8.01  Other Events.

The following summarizes recent significant developments with respect to the information set forth in “Note 11.  Commitments and Contingencies—SoCalGas—Aliso Canyon Natural Gas Storage Facility Gas Leak,” in the Notes to Condensed Consolidated Financial Statements included in Sempra Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

Relocation Program/Orders to Clean Residences

Following the release of the results of the Los Angeles County Department of Public Health (DPH) indoor testing of homes in the Porter Ranch community, which concluded that indoor conditions did not present a long-term health risk and that it was safe for residents to return home, the Superior Court issued an order on May 20, 2016, as supplemented by the Superior Court on May 25, 2016, ordering the relocation injunction to end and ruling that:  (1) Southern California Gas Company (SoCalGas), an indirect subsidiary of Sempra Energy, provide and pay for professional home cleaning for relocated residents who request it, to be performed according to the DPH’s proposed protocol, and (2) the relocation program for currently relocated residents would terminate under the following schedule:

•	Relocated residents have until Friday, May 27, 2016 at 5:00 p.m. to accept cleaning services.
•	Relocated residents who affirmatively decline cleaning, or who do not respond with their selection by the deadline, will have 48 hours to exit the program.
•	Relocated residents who affirmatively select cleaning will have 48 hours to exit the relocation program after their houses have been cleaned.
•	The goal is to complete all cleaning by June 7, 2016.
•	Relocated residents with long-term leases may stay in their rentals until the end of their leases.

Separate from the Superior Court order, the DPH also issued a directive that SoCalGas professionally clean (in accordance with DPH’s proposed protocol) the homes of all residents located within the Porter Ranch Neighborhood Council boundary, or who have participated in the relocation program, or who are located within a five mile radius of the Aliso Canyon natural gas storage facility and have experienced symptoms from the natural gas leak (the Directive).  SoCalGas does not believe that the DPH has the authority to issue the Directive and is considering its legal options for challenging the order as necessary.

The total costs incurred to remediate and stop the leak and to mitigate local community impacts will be significant, and to the extent not covered by insurance, or if there were to be significant delays in receiving insurance recoveries, such costs could have a material adverse effect on Sempra Energy’s and SoCalGas’ cash flows, financial condition and results of operations.

Measurement of Actual Natural Gas Released

SoCalGas completed its measurement of the natural gas lost from the leak.  SoCalGas calculated that approximately 4.62 billion cubic feet of natural gas was released from the Aliso Canyon natural gas storage facility as a result of the leak.

Adoption of SB 380

The California legislature has enacted and the Governor has signed Senate Bill 380 (SB 380), which among other things:  (1) continues the prohibition against SoCalGas injecting any natural gas into the Aliso Canyon natural gas storage facility until a comprehensive review of the safety of the gas storage wells at the facility is completed in accordance with regulations adopted by the California Division of Oil, Gas, and Geothermal Resources (DOGGR), the State Oil and Gas Supervisor has made a safety determination and other required findings, and the Executive Director of the California Public Utilities Commission (CPUC) has issued a concurring letter regarding the Supervisor’s determination of safety; (2) requires that all gas storage wells returning to service shall only inject or produce gas through the interior metal tubing and not through the annulus between the tubing and the well casing which will result in diminished field production capability; (3) requires the CPUC, in consultation with various governmental agencies and other entities, to determine the range of working gas necessary in Aliso Canyon to ensure safety and reliability for the region and just and reasonable rates in California (and, not later than June 9, 2016, to publish a report that includes such range and the number of wells and associated injection and production capacity required) and (4) requires the CPUC, no later than July 1, 2017, to open a proceeding to determine the feasibility of minimizing or eliminating use of the Aliso Canyon natural gas storage facility, while still maintaining energy and electric reliability for the region, and to consult with various governmental agencies and other entities in making its determination.

If the Aliso Canyon facility were to be taken out of service for any meaningful period of time, it could result in an impairment of the facility, significantly higher than expected operating costs and/or additional capital expenditures, and natural gas reliability and electric generation could be jeopardized. At March 31, 2016, the Aliso Canyon facility had a net book value of $415 million, including $180 million of construction work in progress for the project to construct a new compression station. Any significant impairment of this asset could have a material adverse effect on Sempra Energy’s and SoCalGas’ results of operations for the period in which it is recorded.  Higher operating costs and additional capital expenditures incurred by SoCalGas may not be recoverable in customer rates, and Sempra Energy’s and SoCalGas’ results of operations, cash flows and financial condition may be materially adversely affected.

Insurance

We have at least four kinds of insurance policies that provide in excess of $1 billion in insurance coverage. We cannot predict all of the potential categories of costs or the total amount of costs that we may incur as a result of the leak. In reviewing each of our policies, and subject to various policy limits, exclusions and conditions, based upon what we know as of the filing date of this report, we believe that our insurance policies collectively should cover the following categories of costs: the costs incurred for temporary relocation, costs to address the leak and stop or reduce emissions, the root cause analysis being conducted to determine the cause of the leak, the value of lost natural gas and estimated costs to mitigate the actual natural gas released, the costs associated with litigation and claims by nearby residents and businesses, and, in some circumstances depending on their nature and manner of assessment, fines and penalties. We have been communicating with our insurance carriers and we recently received an insurance payment for control well expenses in the amount of $34 million.  We intend to pursue the full extent of our insurance coverage for the costs we have incurred and may incur.  There can be no assurance that we will be successful in obtaining insurance recoveries for these costs under the applicable policies, and to the extent we are not successful, it could result in a material charge against the earnings of Sempra Energy and SoCalGas.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this report that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily based upon assumptions with respect to the future, involve risks and uncertainties, and are not guarantees of performance. These forward-looking statements represent our estimates and assumptions only as of the filing date of this report. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or other factors.

In this report, when we use words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” “contemplates,” “intends,” “assumes,” “depends,” “should,” “could,” “would,” “will,” “confident,” “may,” “potential,” “possible,” “proposed,” “target,” “pursue,” “goals,” “outlook,” “maintain,” or similar expressions, or when we discuss our guidance, strategy, plans, goals, opportunities, projections, initiatives, objectives or intentions, we are making forward-looking statements.

Factors, among others, that could cause our actual results and future actions to differ materially from those described in forward-looking statements include

▪	local, regional, national and international economic, competitive, political, legislative, legal and regulatory conditions, decisions and developments;

▪
actions and the timing of actions, including general rate case decisions, new regulations, issuances of permits to construct, operate, and maintain facilities and equipment and to use land, franchise agreements and licenses for operation, by the California Public Utilities Commission, California State Legislature, U.S. Department of Energy, California Division of Oil, Gas, and Geothermal Resources, Federal Energy Regulatory Commission, Nuclear Regulatory Commission, California Energy Commission, U.S. Environmental Protection Agency, Pipeline and Hazardous Materials Safety Administration, California Air Resources Board, South Coast Air Quality Management District, Mexican Competition Commission, cities and counties, and other regulatory, governmental and environmental bodies in the United States and other countries in which we operate;

▪
the timing and success of business development efforts and construction, maintenance and capital projects, including risks in obtaining, maintaining or extending permits, licenses, certificates and other authorizations on a timely basis and risks in obtaining adequate and competitive financing for such projects;

▪	the resolution of civil and criminal litigation and regulatory investigations;

▪
deviations from regulatory precedent or practice that result in a reallocation of benefits or burdens among shareholders and ratepayers, and delays in regulatory agency authorization to recover costs in rates from customers;

▪
the availability of electric power, natural gas and liquefied natural gas, and natural gas pipeline and storage capacity, including disruptions caused by failures in the North American transmission grid, moratoriums on the ability to withdraw natural gas from or inject natural gas into storage facilities, pipeline explosions and equipment failures;

▪
energy markets; the timing and extent of changes and volatility in commodity prices; and the impact on the value of our natural gas storage and related assets and our investments from low natural gas prices, low volatility of natural gas prices and the inability to procure favorable long-term contracts for natural gas storage services;

▪
risks posed by decisions and actions of third parties who control the operations of investments in which we do not have a controlling interest, and risks that our partners or counterparties will be unable (due to liquidity issues, bankruptcy or otherwise) or unwilling to fulfill their contractual commitments;

▪	capital markets conditions, including the availability of credit and the liquidity of our investments, and inflation, interest and currency exchange rates;

▪
cybersecurity threats to the energy grid, natural gas storage and pipeline infrastructure, the information and systems used to operate our businesses and the confidentiality of our proprietary information and the personal information of our customers and employees; terrorist attacks that threaten system operations and critical infrastructure; and wars;

▪	the ability to win competitively bid infrastructure projects against a number of strong competitors willing to aggressively bid for these projects;

▪
weather conditions, natural disasters, catastrophic accidents, equipment failures and other events that may disrupt our operations, damage our facilities and systems, cause the release of greenhouse gasses, radioactive materials and harmful emissions, and subject us to third-party liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance or may be disputed by insurers;

▪
disallowance of regulatory assets associated with, or decommissioning costs of, the San Onofre Nuclear Generating Station facility due to increased regulatory oversight, including motions to modify settlements;

▪	expropriation of assets by foreign governments and title and other property disputes;

▪
the impact on reliability of San Diego Gas & Electric Company’s (SDG&E) electric transmission and distribution system due to increased amount and variability of power supply from renewable energy sources and increased reliance on natural gas and natural gas transmission systems;

▪
the impact on competitive customer rates of the growth in distributed and local power generation and the corresponding decrease in demand for power delivered through SDG&E’s electric transmission and distribution system;

▪
the inability or determination not to enter into long-term supply and sales agreements or long-term firm capacity agreements due to insufficient market interest, unattractive pricing or other factors; and

▪	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

We caution you not to rely unduly on any forward-looking statements. You should review and consider carefully the risks, uncertainties and other factors that affect our business as described in this report and in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on a combined basis for Sempra Energy, SDG&E and SoCalGas.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: May 26, 2016	By: /s/ Trevor I. Mihalik
Trevor I. Mihalik Senior Vice President, Controller and Chief Accounting Officer